Exhibit 99.1

To Bion shareholders and followers:

The past few weeks have been encouraging in several ways. From the Pennsylvania budget hearings to important court proceedings to a new agreement between the U.S. and Canada to cut phosphorus to Lake Erie, there have been several policy-related developments that should have a positive impact on Bion. Additionally, the livestock industry and its waste management practices, and the effects they have on the environment and public health, have continued to make national headlines. The march to the inevitable cleanup of large-scale livestock waste seems to be gathering momentum, driven by a growing understanding of its environmental impacts and costs, industry economics and consumer demand.

Craig Scott

Director of Communications

Shareholder Questions and Feedback

Several shareholders and reps have asked for clarification of our recent press release, Bion’s Next-Gen Technology To Unlock Greater Value From Livestock Waste Stream, concerning the capabilities of the new 3rd generation technology platform – specifically the byproduct values and overall economics. I will try to clarify as much as possible.

If you have followed Bion for any length of time, you know our technology platform is based on a ‘Separate and Aggregate’ strategy that maximizes the value of the byproducts we recover from the waste stream. Using the 3G platform, potential projects can be configured in a variety of ways, based on a complex calculus of species and scale; potential integration with processing; location that determines available infrastructure, proximity to markets, and potential for nutrient credits; and other factors. We believe that the economics of Bion projects will be substantially improved when the 3G technology platform can be utilized, to where byproduct and renewable energy-related revenues will represent approximately half of total system revenues.

Several have asked what this will mean for the cost of a system. The additional process units needed for byproduct and renewable energy recovery in the 3G system will materially increase both system cost and operating expenses. The process units are modular: more units for more animals. For example, we estimate that the 3G platform for Kreider Phase 2 (to treat poultry waste), will cost approximately $4M to $5M for every 1M birds whose waste is being treated, which at full buildout we expect to be approximately 10 million birds.

The next step in the 3G technology development is successful certification of the nitrogen byproduct for use in organic production. Organic certification will deliver substantially higher value compared to synthetic fertilizer markets and is an important part of our strategy. Also note that, now that technology development on the ammonia-nitrogen recovery process has proceeded far enough to establish what is ‘left over’ in the remaining solids, Bion is working to evaluate their best use(s). The residual solids still contain a significant amount of nitrogen, along with phosphorus, micronutrients, and fiber. There are a number of options, from wholesale filler markets that essentially cover disposal costs to potential organic fertilizer and feed products.

Another advantage of our 3G technology over the 2G platform, which is designed to treat wet manure waste streams from dairy, beef and swine production, is the 3G platform’s ability to cost-effectively treat ‘dry’ manure from poultry egg-laying operations. Layers represent a large segment of the livestock industry that we were previously unable to target. Bion estimates there are 30 million layers in the Susquehanna Valley alone; according to USDA’s 2012 census, there are 350 million in the U.S. Bion’s 3G platform provides new economics to poultry waste treatment that we believe are unmatched in the industry today.

It is impossible to make blanket statements or projections about potential projects developed with the 3G technology – now or ever; their economics will vary widely with each proposed project, based on species and scale, location, level of integration and ownership/revenue share, and other factors.

Policy and Politics

The battle continues in Pennsylvania and Bion continues to educate leadership in the Pennsylvania Legislature as to the real costs of the current approach and the benefits of adopting competitive bidding. In January, PA DEP submitted its ‘Reboot’ to the US EPA to demonstrate how Pennsylvania intends to get back on track to meet its Chesapeake Bay commitments in the agriculture sector. The plan calls for $378 million in annual spending for conservation practices, with a total cost of $5.6 billion over 15 years.

Now that the Reboot has been submitted, supporters of competitive bidding are able force responses from the DEP as to why they continue to oppose the recommendations of the Commonwealth’s own legislative review that estimated competitive bidding could reduce Bay compliance costs by 80 percent. For comparison, competitive bidding as recommended by the Legislative Budget and Finance Committee study, would cost $1.54B to $2.3B for the same period, based on credit prices of $8 to $12 per pound.

The Reboot plan utilizes a 2013 PSU study to determine the cost of using riparian buffers, which are modeled BMPs, to achieve 24 million pounds of nitrogen reductions. In English that means they want to plant trees and vegetation along streams and rivers to capture nutrients during runoff – a massive BMP program. In fact, according to the Secretary, it will require 95,000 acres of them – almost 8,000 stream miles – which represents a staggering logistical undertaking. Incidentally, according to the Susquehanna River Basin Commission, there are only about 3,800 miles of streams and rivers in the watershed that are impacted by nutrients and sediment.

In recent testimony, Secretary Quigley stated that competitive bidding and manure technologies were unnecessary to meet the Bay mandate, since riparian buffers and cover crops were available at $2 per pound of nitrogen reduced. This is utter nonsense and the Coalition for an Affordable Bay Solution (CABS), of which Bion is a founding member, issued a detailed response calling into question the Secretary’s conflicting statements. Following are three key issues:

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A 2013 bipartisan PA legislative study (based on the independent RTI study conducted for the Chesapeake Bay Program) estimated the average annual cost of BMPs at $54 per pound of nitrogen reduced; a 2015 University of Maryland study put it at $44 per pound. Both studies included riparian buffers the Secretary said are available at $2 per pound..

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If modeled BMP’s can produce a solution at $2 per pound, then the entire agriculture mandate could be solved for $48M annually. Since PA is presently spending $127M on modeled BMP’s in the Susquehanna watershed, then no additional money should be required to meet the Bay mandate. Yet, the Reboot plan calls for $378 million in annual spending.

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The Secretary did not include in his testimony the fact that EPA Region III has determined that these same modeled BMPs are 50 percent or less effective than modeled and, to account for this, imposed a one-for-two ‘uncertainty factor’ in 2014/15 that cuts the ‘credit’ for BMPs in half. PA DEP went a step further and adopted a one-for-three uncertainty factor; so that now, it will require three times as many BMPs – from 95,000 acres to 285,000 acres – to achieve the same 24 million pound reductions covered in the 2013 PSU study, essentially tripling both the cost of the Reboot and the logistical issues. The real cost of the Reboot Plan, adjusted for the uncertainty factor, is more likely to be $16.8 billion (before inflation, etc.) over 15 years, rather than $5.6 billion, if it can be accomplished at all.

As CABS has pointed out, the Secretary owes it to the legislature and the public to reconcile these inconsistent statements. This is taxpayer money and the difference in these conflicting demands on the taxpayer is billions of dollars that will have real consequences for taxpayers. Either the cost of Bay compliance for agriculture is $48 million annually or the cost is $378 million annually, both before adjustments for EPA’s uncertainty factor. If the former, no additional funding is required. If the latter, technology credits are very competitive and the taxpayers of the Commonwealth need a competitive bidding program to acquire them and reduce their costs.

The DEP has steadfastly opposed cost-saving competitive bidding and that position is now being challenged by individual members of the legislature. Pennsylvania cannot continue to skirt the issue. Stormwater requirements are due in 2017. The existing default cannot continue to be ignored and the possibility of litigation by other states that have spent billions to meet their requirements is a real threat. The business community also has real concerns that US EPA may enforce backstop level actions that could raise compliance costs dramatically, since it would force municipal wastewater treatment plants to go to zero discharge.

We are extremely confident that over the next several weeks and months, these issues will be resolved in favor of the taxpayer, either by the administration, the legislature or ultimately the courts. For those that want to follow the Pennsylvania policy issues more closely, visit the Coalition for an Affordable Bay Solution (CABS) website. And keep in mind, Pennsylvania is just one state out of more than 35 that are struggling with the same agriculture- and livestock-related nutrient issues.

Sustainable Branding Initiative Update

Bion’s PVP sustainable brand application has been submitted to the USDA. It is noteworthy that the industry is already moving toward sustainable branding in response to growing consumer demand. In December, the Grocery Manufacturers Association, including ConAgra, Hormel, Campbell Soup, and Land O’Lakes, announced a new smart-label initiative that will include environmental impacts, which was covered in Fortune and the WSJ. Bion will be able to verify the cleanest production practices and lowest environmental footprint in the industry – both today and in the foreseeable future – and we believe branding related to these matters will be of considerable value.

From the Courts

Supreme Court declines to hear case challenging Chesapeake Bay 'pollution diet' (Feb 29, Baltimore Sun)

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The U.S. Supreme Court declined to hear the challenge to the Chesapeake Bay Blueprint that was filed by the American Farm Bureau and its allies that included the AGs from 22 states (most in the Midwest and fearful of similar US EPA intervention in the Mississippi River Basin). A federal appeals court sided with the EPA last year; with the high court's refusal to take the matter up, that ruling will stand.

Missouri group sues EPA over nutrient levels in lakes (Feb 25, News & Observer)

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The nonprofit Missouri Coalition for the Environment Foundation sued the US EPA, accusing it of shirking its responsibility for properly regulating nutrient levels in hundreds of the state's lakes. The lawsuit claims that the EPA violated its mandatory duty to issue effective standards for nitrogen and phosphorus levels in lakes statewide under the federal Clean Water Act.

Advocates Say EPA Nutrients Response Falls Short of Appellate Mandate (subscription required)

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Environmental advocacy groups have asked a federal district court to force EPA to respond to their petition for the agency to impose strict federal Clean Water Act (CWA) nutrient standards on Mississippi River Basin states, arguing that its reasons for refusing are not "grounded in the statute" as an appeals court has required. This is progressing down a path similar to that of the Chesapeake Bay Blueprint.

From the Headlines

US, Canada to seek 40 percent cut in Lake Erie phosphorus

“The U.S. and Canadian governments called Monday for deep cuts in phosphorus runoff from farms and other sources into Lake Erie, where an overload in recent years has fed harmful algae blooms that have fouled drinking water and killed fish.

The deal targets a 40 percent reduction of phosphorus for the lake's central and western sections, a target previously endorsed by Ohio, Michigan and the Canadian province of Ontario. Those are the areas hardest hit by increasingly massive algae blooms. Last year’s was the biggest on record, while another in 2014 left more than 400,000 people in Toledo, Ohio, and southeastern Michigan unable to consume tap water for two days.”  Associated Press, Feb 22, 2016.

And a related article from AP, Report: Farmers Doing Too Little to Stop Lake Erie Algae, that was posted on ABC News on March 22.

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Fast-food chains vow changes to meat amid "potential catastrophe"

Antibiotic usage in the livestock industry and growing concerns over antibiotic-resistance have continued to be in the national spotlight. Subway, Wendy’s and In-N-Out Burger joined a growing list of restaurants that have committed to sourcing antibiotic-free meat and dairy products. For more, see the March 3 CBS News article, among many others.

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Why Your Hamburger Might Be Leading to Nitrogen Pollution

In keeping with a trend that started after the Toledo water crisis in 2014, the national media continues to provide coverage of the problems of excess nutrients in the U.S., including this interesting piece about your ‘nitrogen footprint’ that aired on Feb 25 on NPR’s The Salt. Keep Bion’s sustainable branding initiative in mind when reviewing this.

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Big Agriculture Gets its Sh*t Together

This is a great piece (March issue of Fortune) on Fair Oaks Dairy, which is also a founding member of the Coalition for an Affordable Bay Solution.

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If you are an HBO subscriber, DO NOT miss the March 4 episode of Vice (S4/E5), with the segments, Meathooked and The End of Water. I think you will see more and more of this kind of coverage.

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Digital/Social Media

If you use social media, be sure to visit and like our Facebook page and follow us on Twitter at @bionenviro. Any feedback or help would be greatly appreciated. And if you haven’t visited the website, www.biontech.com, in a few months, it has a new look with new content and lots of pretty pictures.

This material includes forward-looking statements based on management's current reasonable business expectations. In this document, the words 'expect', 'will', 'proposed' and similar expressions identify certain forward-looking statements. These statements are made in reliance on the Private Securities Litigation Reform Act, Section 27A of the Securities act of 1933, as amended. There are numerous risks and uncertainties that could result in actual results differing materially from expected outcomes. Potential investors are urged to review the Company’s 10K and 10Q filings with the SEC.

Bion Update – for shareholders, potential investors and followers of Bion Environmental Technologies, Inc.

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